HOME EQUITY ASSET TRUST 2006-5

DERIVED INFORMATION  [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Investor Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date.  Approximately 16.3% of the mortgage loans do not provide for any payments of principal in the first five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	312
Total Outstanding Loan Balance	$57,143,380*	Min	Max
Average Loan Current Balance	$183,152	$26,107	$745,207
Weighted Average Original LTV	81.9%**
Weighted Average Coupon	8.36%	5.70%	13.25%
Arm Weighted Average Coupon	8.34%
Fixed Weighted Average Coupon	8.64%
Weighted Average Margin	6.15%	2.25%	9.87%
Weighted Average FICO (Non-Zero)	670
Weighted Average Age (Months)	5
% First Liens	100.0%
% Second Liens	0.0%
% Arms	94.3%
% Fixed	5.7%
% of Loans with Mortgage Insurance	0.0%

*

Investor loans will be approximately [$59,000,000] of the total [$850,000,000,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.70 - 6.00	3	471,690	0.8	5.76	79.0	706
6.01 - 6.50	6	1,895,233	3.3	6.33	83.6	683
6.51 - 7.00	23	5,538,234	9.7	6.88	76.8	675
7.01 - 7.50	21	5,367,849	9.4	7.34	77.8	693
7.51 - 8.00	49	9,843,014	17.2	7.83	82.1	663
8.01 - 8.50	53	10,128,515	17.7	8.39	82.6	680
8.51 - 9.00	62	9,757,298	17.1	8.78	81.9	674
9.01 - 9.50	46	6,285,140	11.0	9.28	85.5	662
9.51 - 10.00	27	5,188,823	9.1	9.82	82.0	644
10.01 - 10.50	8	1,084,961	1.9	10.25	89.0	640
10.51 - 11.00	10	957,254	1.7	10.77	86.0	640
11.01 - 11.50	3	599,264	1.0	11.11	86.6	616
12.01 - 13.25	1	26,107	0.0	13.25	95.0	641
Total:	312	57,143,380	100.0	8.36	81.9	670

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
514 - 525	1	50,238	0.1	8.89	60.1	514
526 - 550	2	158,002	0.3	9.73	71.4	541
551 - 575	9	1,203,937	2.1	9.05	67.1	566
576 - 600	23	3,390,328	5.9	9.12	79.7	588
601 - 625	39	6,911,859	12.1	8.79	82.2	616
626 - 650	51	9,722,016	17.0	8.51	83.2	641
651 - 675	53	10,073,702	17.6	7.91	81.0	663
676 - 700	55	10,747,416	18.8	8.27	81.7	685
701 - 725	30	6,538,294	11.4	8.20	82.6	714
726 - 750	23	3,724,193	6.5	8.11	82.5	734
751 - 775	18	3,625,567	6.3	8.16	83.8	764
776 - 800	6	851,200	1.5	8.27	91.6	783
801 - 806	2	146,627	0.3	9.37	85.6	805
Total:	312	57,143,380	100.0	8.36	81.9	670

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
26,106 - 50,000	6	222,448	0.4	9.18	85.3	697
50,001 - 100,000	85	6,614,762	11.6	9.11	84.3	651
100,001 - 150,000	73	9,140,891	16.0	8.38	83.1	669
150,001 - 200,000	46	8,023,252	14.0	8.43	82.7	681
200,001 - 250,000	34	7,533,450	13.2	8.39	80.0	671
250,001 - 300,000	19	5,226,733	9.1	8.32	80.3	683
300,001 - 350,000	13	4,211,690	7.4	8.42	82.0	643
350,001 - 400,000	13	4,847,930	8.5	7.91	81.0	659
400,001 - 450,000	11	4,740,265	8.3	8.64	82.2	675
450,001 - 500,000	6	2,858,466	5.0	7.71	75.3	675
500,001 - 550,000	1	527,633	0.9	8.75	80.0	662
550,001 - 600,000	3	1,764,343	3.1	7.34	81.8	708
650,001 - 700,000	1	686,309	1.2	6.24	90.0	666
700,001 - 745,208	1	745,207	1.3	7.85	88.2	708
Total:	312	57,143,380	100.0	8.36	81.9	670

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
48.35 - 50.00	2	404,055	0.7	7.16	48.9	633
50.01 - 55.00	3	303,989	0.5	6.83	53.6	598
55.01 - 60.00	4	1,224,618	2.1	7.93	57.5	679
60.01 - 65.00	6	472,352	0.8	8.81	64.1	651
65.01 - 70.00	16	3,206,926	5.6	8.21	69.2	657
70.01 - 75.00	21	4,767,880	8.3	8.03	74.3	644
75.01 - 80.00	105	21,321,672	37.3	8.25	79.8	672
80.01 - 85.00	42	7,797,258	13.6	8.62	84.8	662
85.01 - 90.00	93	14,328,619	25.1	8.41	89.9	676
90.01 - 95.00	19	3,216,575	5.6	9.16	95.0	710
95.01 - 98.98	1	99,436	0.2	10.60	99.0	641
Total:	312	57,143,380	100.0	8.36	81.9	670

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	93	17,174,880	30.1	8.65	82.8	675
0.50	1	52,120	0.1	9.35	68.7	802
1.00	15	3,650,436	6.4	8.96	84.7	666
2.00	164	29,621,212	51.8	8.17	81.7	665
3.00	39	6,644,732	11.6	8.12	79.0	678
Total:	312	57,143,380	100.0	8.36	81.9	670

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	150	23,237,478	40.7	8.03	84.1	665
Reduced	119	26,277,472	46.0	8.55	80.6	677
Stated Income / Stated Assets	43	7,628,430	13.3	8.69	79.5	661
Total:	312	57,143,380	100.0	8.36	81.9	670

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Investor	312	57,143,380	100.0	8.36	81.9	670
Total:	312	57,143,380	100.0	8.36	81.9	670

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	38	13,765,990	24.1	7.79	78.0	671
Florida	58	10,880,061	19.0	8.64	84.0	662
Arizona	14	3,620,009	6.3	8.07	81.6	664
Illinois	18	2,796,196	4.9	8.13	81.8	681
New Jersey	10	2,458,381	4.3	8.87	78.8	684
Washington	7	1,737,190	3.0	9.26	86.0	690
Texas	13	1,510,282	2.6	8.62	83.9	657
Georgia	12	1,436,319	2.5	8.26	85.0	678
Maryland	8	1,231,994	2.2	7.71	76.6	646
Michigan	13	1,163,361	2.0	8.95	89.1	675
Minnesota	7	1,160,619	2.0	7.64	85.0	697
New York	3	1,045,453	1.8	8.22	82.1	679
Pennsylvania	8	1,025,703	1.8	8.63	85.0	667
South Carolina	6	1,025,385	1.8	8.78	84.7	683
Wisconsin	5	964,214	1.7	8.95	90.4	724
Other	92	11,322,224	19.8	8.64	82.3	661
Total:	312	57,143,380	100.0	8.36	81.9	670

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	180	33,753,586	59.1	8.33	83.6	685
Refinance - Rate Term	12	2,168,370	3.8	8.28	82.5	663
Refinance - Cashout	120	21,221,424	37.1	8.41	79.1	646
Total:	312	57,143,380	100.0	8.36	81.9	670

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	222	39,250,344	68.7	8.37	82.5	668
Arm 2/28 - Balloon 40/30	34	7,998,693	14.0	8.56	82.4	668
Arm 3/27	28	5,569,716	9.7	7.91	81.8	696
Arm 3/27 - Balloon 40/30	1	277,699	0.5	7.85	85.0	766
Arm 5/25	2	274,633	0.5	8.74	83.2	691
Arm 5/25 - Balloon 40/30	1	284,585	0.5	7.97	74.0	625
Arm 6 Month	1	241,133	0.4	7.40	85.0	715
Fixed Balloon 40/30	3	335,210	0.6	8.90	82.8	676
Fixed Rate	20	2,911,368	5.1	8.61	72.1	636
Total:	312	57,143,380	100.0	8.36	81.9	670

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	190	31,728,865	55.5	8.45	82.0	667
3-4 Family	38	9,718,730	17.0	7.96	78.4	682
PUD	24	5,591,787	9.8	8.18	84.7	662
Condo	27	5,251,304	9.2	8.56	84.2	676
2 Family	33	4,852,694	8.5	8.52	82.6	667
Total:	312	57,143,380	100.0	8.36	81.9	670

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	8	1,610,413	3.0	8.77	80.0	729
4.01 - 4.50	3	896,077	1.7	7.18	74.9	702
4.51 - 5.00	5	1,329,310	2.5	7.77	83.1	653
5.01 - 5.50	31	5,397,713	10.0	8.43	84.3	676
5.51 - 6.00	70	12,957,363	24.0	8.42	82.0	664
6.01 - 6.50	93	17,188,535	31.9	7.94	82.3	683
6.51 - 7.00	44	8,795,892	16.3	8.58	82.8	665
7.01 - 7.50	13	2,417,966	4.5	8.37	83.0	644
7.51 - 8.00	9	1,183,295	2.2	9.10	84.6	683
8.01 - 8.50	7	1,128,701	2.1	9.19	78.7	627
8.51 - 9.00	1	213,504	0.4	9.93	80.0	591
9.01 - 9.87	5	778,034	1.4	11.04	86.3	626
Total:	289	53,896,802	100.0	8.34	82.4	672

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
4 - 6	1	241,133	0.4	7.40	85.0	715
7 - 9	1	58,486	0.1	7.99	80.0	616
10 - 12	8	1,653,064	3.1	7.03	86.1	693
13 - 15	41	7,630,859	14.2	7.42	83.7	684
16 - 18	29	5,507,220	10.2	8.08	79.2	677
19 - 21	71	13,564,133	25.2	8.77	80.6	657
22 - 24	107	18,973,965	35.2	8.73	84.1	666
25 - 27	10	2,462,335	4.6	7.08	78.3	686
28 - 30	2	392,711	0.7	8.51	85.9	661
31 - 33	12	2,315,445	4.3	8.57	83.3	718
34 - 36	4	538,234	1.0	8.71	88.3	692
37 >=	3	559,218	1.0	8.34	78.5	657
Total:	289	53,896,802	100.0	8.34	82.4	672

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.70 - 12.00	4	639,557	1.2	6.06	79.2	721
12.01 - 12.50	7	2,321,125	4.3	6.57	84.2	683
12.51 - 13.00	23	5,514,275	10.2	6.90	76.8	672
13.01 - 13.50	22	4,825,067	9.0	7.61	80.5	689
13.51 - 14.00	45	9,878,034	18.3	7.98	82.5	668
14.01 - 14.50	39	7,467,647	13.9	8.29	82.1	681
14.51 - 15.00	59	8,979,269	16.7	8.74	81.5	673
15.01 - 15.50	35	5,357,415	9.9	9.14	84.8	665
15.51 - 16.00	21	4,021,105	7.5	9.60	82.0	652
16.01 - 16.50	18	2,488,162	4.6	9.46	90.6	671
16.51 - 17.00	9	1,115,923	2.1	10.21	87.4	640
17.01 - 17.50	3	918,455	1.7	10.72	90.5	629
17.51 - 18.00	3	281,581	0.5	10.86	91.6	665
18.01 - 18.10	1	89,187	0.2	11.10	85.0	626
Total:	289	53,896,802	100.0	8.34	82.4	672

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
2.75 - 5.50	1	201,041	0.4	9.00	80.0	659
5.51 - 6.00	13	3,383,182	6.3	8.12	82.2	666
6.01 - 6.50	6	1,786,295	3.3	6.49	86.1	687
6.51 - 7.00	28	6,539,195	12.1	7.13	77.3	676
7.01 - 7.50	21	5,650,460	10.5	7.54	79.8	687
7.51 - 8.00	43	8,314,648	15.4	7.86	83.3	668
8.01 - 8.50	47	8,342,071	15.5	8.48	84.8	678
8.51 - 9.00	56	8,807,584	16.3	8.77	81.8	675
9.01 - 9.50	34	4,321,438	8.0	9.25	85.4	670
9.51 - 10.00	23	4,564,465	8.5	9.83	82.3	649
10.01 - 10.50	7	676,582	1.3	10.27	85.4	637
10.51 - 11.00	7	710,576	1.3	10.81	87.3	651
11.01 - 11.12	3	599,264	1.1	11.11	86.6	616
Total:	289	53,896,802	100.0	8.34	82.4	672

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	2	258,039	0.5	9.12	83.9	620
2.00	10	1,692,973	3.1	8.80	80.5	650
3.00	277	51,945,790	96.4	8.32	82.4	672
Total:	289	53,896,802	100.0	8.34	82.4	672

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	275	51,324,483	95.2	8.33	82.4	670
1.50	4	705,914	1.3	8.50	84.5	675
2.00	10	1,866,405	3.5	8.58	80.4	712
Total:	289	53,896,802	100.0	8.34	82.4	672

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	273	47,849,820	83.7	8.45	82.3	665
60	39	9,293,560	16.3	7.89	79.5	692
Total:	312	57,143,380	100.0	8.36	81.9	670

*

Note, for second liens, CLTV is employed in this calculation.